EXHIBIT 12.1

CATERPILLAR INC.

AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Millions of dollars)

	YEARS ENDED DECEMBER 31,										THREE MONTHS ENDED MARCH 31,
	2013		2012		2011		2010		2009		2014		2013
Earnings (1)	$5,128		$8,236		$6,725		$3,750		$569		$1,342		$1,127
Plus: Interest expense	1,192		1,264		1,222		1,257		1,434		270		309
One-third of rental expense (2)	145		158		143		120		127		32		35
Adjusted Earnings	6,465		9,658		8,090		5,127		2,130		1,644		1,471

Fixed charges:
Interest expense (3)	1,192		1,264		1,222		1,257		1,434		270		309
Capitalized interest	25		26		18		26		25		3		5
One-third of rental expense (2)	145		158		143		120		127		32		35
Total fixed charges	$1,362		$1,448		$1,383		$1,403		$1,586		$305		$349

Ratio of earnings to fixed charges	4.7	x	6.7	x	5.8	x	3.7	x	1.3	x	5.4	x	4.2	x

(1)   Consolidated profit before taxes

(2)   Considered to be representative of interest factor in rental expense

(3)   Does not include interest on income taxes and other non-third-party indebtedness